UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 29, 2010 (June 25, 2010)

Seahawk Drilling, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34231	72-1269401
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Greenway Plaza, Suite 2700, Houston, Texas 77046

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 369-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2010, Seahawk Drilling, Inc. (the “Company”) and Randall D. Stilley, the Company’s President and Chief Executive Officer, entered into an amended and restated employment agreement (the “Employment Agreement”). The Employment Agreement terminated Mr. Stilley’s prior employment agreement.

The Employment Agreement amended Mr. Stilley’s prior employment agreement to provide that Mr. Stilley will receive his salary in the form of Company restricted stock units in lieu of cash for the period beginning on June 19, 2010 and ending on December 31, 2010 (the “Equity Period”). Following the Equity Period, Mr. Stilley’s salary will be paid in cash. On June 25, 2010, Mr. Stilley was granted 31,019 Company restricted stock units representing his salary for the Equity Period divided by the price of the Company’s stock at the close of trading on June 25, 2010.

In addition, on June 25, 2010 the Company’s Board of Directors (the “Board”) approved a resolution stating that all fees for service on the Board or any committees thereof paid to non-employee directors for the period from April 1, 2010 until December 31, 2010 will be paid in Company restricted stock units.

All of the above described Company restricted stock units granted or to be granted to Mr. Stilley and the non-employee directors of the Board will vest on December 30, 2010.

Consistent with the market uncertainty and the regulatory environment associated with the U.S. Gulf of Mexico since the BP/Deepwater Horizon spill in April 2010, Mr. Stilley and the Board have decided to take the balance of their 2010 compensation in restricted stock units, but intend to resume with their cash compensation in 2011.

A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary is qualified in its entirety by reference to the terms and provisions of the Employment Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Third Amended and Restated Employment/Non-Competition/Confidentiality Agreement Randall D. Stilley, dated effective June 25, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEAHAWK DRILLING, INC.

Date: June 29, 2010	By:	/S/ ALEJANDRO CESTERO
Alejandro Cestero
Senior Vice President, General Counsel, Chief Compliance Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Third Amended and Restated Employment/Non-Competition/Confidentiality Agreement Randall D. Stilley, dated effective June 25, 2010.